Exhibit 99.2

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 (File No. 333-202298) (as amended from time to time, the “Registration Statement”) of Barnes & Noble Education, Inc. (the “Company”), the undersigned hereby consents to being named and described as a person who will become a director of the Company in the Registration Statement and any amendment or supplement thereto, the prospectus forming a part of the Registration Statement, as so amended or supplemented, and any related free writing prospectus, and to the filing of this consent as an exhibit to the Registration Statement and any amendment or supplement thereto.

Dated: July 13, 2015	By:	/s/ Jerry Sue Thornton
Name: Jerry Sue Thornton